UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

October 23, 2018

MACKENZIE REALTY CAPITAL INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-55006	45-4355424
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

89 Davis Road, Suite 100 Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

(925) 631-9100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07	Submission of Matters to a Vote of Security Holders.

On October 23, 2019, MacKenzie Realty Capital, Inc., a Maryland corporation (the “Company”), held its 2019 annual meeting of stockholders (the “Annual Meeting”).  Three proposals were on the agenda for the 2019 Annual Meeting: Proposal 1, to elect three directors to hold office until the Company’s 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualify; and Proposal 2, to ratify Moss Adams, LLP as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2020; Proposal 3, to grant the Company authority to sell its common shares for less than net asset value in its public offering, subject to the conditions outlined in the Company’s Proxy Statement filed with the Securities and Exchange Commission on September 23, 2019.

With respect to Proposal 1, all nominees standing for election as directors were elected to serve until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualify. The voting results for each of the three persons nominated were as follows:

Nominee	Votes For	Votes Withheld
Chip Patterson	5,671,724	380,293
Thomas Frame	5,666,159	385,858
Timothy Dozois	5,676,987	375,030

No broker non-votes were cast in the election of directors.

With respect to Proposal 2, the stockholders ratified Moss Adams, LLP as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2020:

Votes For	Votes Against	Abstentions
5,706,273	101,077	244,667

With respect to Proposal 3, the stockholders granted the Company permission to sell its common shares for less than net asset value. The voting results for the proposal were as follows: the proposal received the affirmative vote of a majority of the Common Shares outstanding on the record date and present at the meeting which were not held by “affiliated persons” of the Company (the “Unaffiliated Common Shares”).  At least 67% of the Unaffiliated Common Shares present at the Annual Meeting voted in favor and more than 50% of the outstanding Common Shares were present or represented by proxy.  In sum, 4,528,841 Common Shares were cast in favor of the proposal, or 74.83% of Common Shares present at the Annual Meeting; 986,373 Common Shares were cast against the proposal, or 16.30% of Common Shares present at the Annual Meeting; and 536,803 Common Shares were abstentions, or 8.87% of Common Shares present at the Annual Meeting.  The proposal received the vote of 4,464,209.25, or 74.6%, of the Unaffiliated Common Shares present at the meeting.

No other proposals were submitted to a vote of the Company’s stockholders at the 2019 Annual Meeting.

Item 7.01 Regulation FD Disclosure.

On or about October 30, 2019, MacKenzie Realty Capital, Inc., mailed a letter to stockholders accompanying the Third Calendar Quarter 2019 regular dividend.

The full text of the letter is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information in this Current Report is furnished pursuant to Item 7 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This information will not be deemed an admission as to the materiality of any information contained herein that is required to be disclosed solely by Regulation FD.

Item 8.01 Other Events.

Third Calendar Quarter 2019 Dividend

The board of directors (the “Board”) of MacKenzie Realty Capital, Inc. (the “Company”) previously declared a dividend for the Third Calendar Quarter 2019 at the regular 7% annual rate of $0.175 per quarter or a monthly dividend of $0.0583.  The Board anticipates making future declared dividends, if any, on a similar schedule, approximately 30 days after the close of the previous quarter.

Fourth Calendar Quarter 2019 Dividend

The board of directors (the “Board”) of MacKenzie Realty Capital, Inc. (the “Company”) declared a monthly dividend of $0.0583 per Share for the quarter ending December 31, 2019, payable on or about the quarterly payment date of January 31, 2019, to record holders as of October 31, 2019, November 30, 2019, and December 31, 2019.  This is the Company’s regular quarterly dividend of 17.5¢ per share, at the annual rate of 7% based upon the sale price of $10 per Share. The dividends will be paid in cash or reinvested in stock for those participating in the Company’s dividend reinvestment plan. The Board anticipates making future declared dividends, if any, on a similar schedule, approximately 30 days after the close of the previous fiscal quarter.  The Board anticipates that the Company will have sufficient income from the quarter ended December 31, 2019, to support the regular quarterly dividend to Stockholders at the annualized rate of 7%, without distributing any original capital.  On or prior to December 31, 2019, the Board anticipates determining the amount, if any, of any additional dividend to be paid to Stockholders of record as of December 31, 2019, in order to meet the REIT distribution requirements for 2019, which additional dividend, if any, would be payable along with the Fourth Calendar Quarter 2019 dividend.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to items such as the timing of payment of dividends are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2019, as amended, and its other filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Description
99.1	Letter to stockholders regarding 3rd quarter 2019 dividend

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACKENZIE REALTY CAPITAL, INC.
(Registrant)

Date: October 31, 2019	By:	/s/ Robert Dixon
Robert Dixon
President